Exhibit 12.2


Newmont Mining Corporation and Subsidiaries
Computation of Ratio of Earnings to Combined Fixed Charges
(amounts in thousands except ratios)
(unaudited)


                                                                              Three Months Ended
                                                                                   March 31
                                                                              ------------------
                                                                               2001            2000
                                                                               ----            ----
Earnings:
   Income (loss) before minority interest, income taxes
   and cumulative effect of changes in accounting principles              $    (30,305)   $     27,143

Adjustments:
   Net interest expense (1)                                                     20,272          24,732
   Amortization of capitalized interest                                          1,556           1,591
   Portion of rental expense representative of interest                            634             667
   Minority interest of majority-owned subsidiaries                             14,816          24,839
   Undistributed income of affiliates                                           (4,395)         (8,104)
                                                                                -----------------------
                                                                          $      2,578    $     70,868
                                                                                =======================

Fixed Charges
   Net interest expense (1)                                               $     20,272    $     24,732
   Capitalized interest                                                          2,847             463
   Portion of rental expense representative of interest                            634             667
                                                                                ----------------------
                                                                          $     23,753    $     25,862
                                                                                ======================

Ratio of earnings to fixed charges and preferred stock dividends                   0.1             2.7
                                                                                ======================

(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.


(Table cont'd)


                                                                                      Year Ended December 31,
                                                                                      -----------------------
                                                                  2000            1999          1998          1997          1996
                                                                  ----            ----          ----          ----          ----
Earnings:
   Income (loss) before minority interest, income taxes
   and cumulative effect of changes in accounting principles $ (47,309)   $     18,839    $  (662,286)  $   44,677    $  57,452

Adjustments:
   Net interest expense (1)                                     94,566          77,654         96,618       90,967       71,919
   Amortization of capitalized interest                          8,793           4,885          4,435        3,221        2,359
   Portion of rental expense representative of interest          2,936           2,914          4,361        3,849        4,695
   Minority interest of majority-owned subsidiaries             91,170          40,691         71,272       73,738       (9,416)
   Undistributed income of affiliates                           (9,923)        (91,627)      (105,932)         200      (18,359)
                                                             -------------------------------------------------------------------
                                                             $ 140,233    $     53,356    $  (591,532)  $  216,652    $ 108,650
                                                             ===================================================================

Fixed Charges
   Net interest expense (1)                                  $  94,566    $     77,654    $    96,618   $   90,967    $  71,919
   Capitalized interest                                          5,534          23,345         13,720       20,104       22,971
   Portion of rental expense representative of interest          2,936           2,914          4,361        3,849        4,695
                                                             ------------------------------------------------------------------
                                                             $ 103,036    $    103,913    $   114,699   $  114,920    $  99,585
                                                             ===================================================================

Ratio of earnings to fixed charges and preferred
stock dividends                                                    1.4             0.5           (5.2)         1.9          1.1
                                                            ===================================================================


(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.